Exhibit 99.2


                                                        P R E S S  R E L E A S E

[N.E.T. LOGO]                                           N.E.T.
                                                        6500 PASEO PADRE PARKWAY
                                                        FREMONT, CA 94555

                                                        TEL: 510-574-2476
                                                        FAX: 510-574-4011


FOR IMMEDIATE RELEASE:                                  Media Contact:
                                                        Brenda Ropoulos
                                                        (510) 574-2508


           N.E.T. QUICKLY BEGINS REORGANIZATION AND NAMES NEW OFFICERS


     Fremont, CA, July 16, 1999 - N.E.T. (NYSE: NWK) today announced the first step in the reorganization announced this week. The organizational structure has been streamlined to reflect five internal organizations. The new organization units include Marketing, Sales and Service, Research and Development, Manufacturing, and Finance. Previously, there were eight units reporting to the President. The reduction in business units is intended to increase the speed and flexibility in the company's decision-making process.

     The company also named four officers in accordance with its By-laws. The four officers of the company are N.E.T. President and CEO Hubert "Bert" Whyte, General Counsel and Corporate Secretary Mary Ann Moran, Senior Vice President of Sales and Service Raymond E. Peverell, and acting Chief Financial Officer Robert
P. Bowe. The changes were made as the result of the departure of three officers of the company: Senior Vice President of Corporate Services Roger A. Barney, Senior Vice President of Engineering G. Michael Schumacher and Vice President of Corporate Strategy and Technology David P. Owen.

     "Earlier this week, we announced that the company has revised its direction and that we would be making changes to the organization," said Bert Whyte, president and CEO, N.E.T. "This organization will strengthen our position with our current customers and yet provide focus as service providers build their new generation of packet-based networks. While we are not prepared to announce the new organization in its entirety at this early stage, the organization changes announced today represent the first step in the new direction we have laid out for N.E.T. While some of these changes are difficult, the intent is to create an energized environment where creative ideas can be quickly transferred into useful solutions that add value for our customers."

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     The details of the extent of the reorganization or the associated costs are not yet available. This information will be supplied in due course.

     Network Equipment Technologies, Inc. (N.E.T.), headquartered in Fremont, Calif., is a leading worldwide supplier of multiservice wide area networks used by carriers, government organizations and enterprises in more than 75 countries. N.E.T. multiservice WANs and ATM products integrate voice, data, and video traffic with ATM, frame relay, IP and ISDN capabilities. The company is certified to the worldwide ISO 9001 standard for design, manufacturing and service. Join us at the first address in networking: http://www.net.com for further information.

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N.E.T.is a trademark, and the N.E.T. logo is a registered trademark of Network
Equipment Technologies, Inc.

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